Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164790 on Form S-8 of Western Liberty Bancorp of our report dated March 14, 2012, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K/A of Western Liberty Bancorp for the year ended December 31, 2011.

Crowe Horwath LLP

Sherman Oaks, California

March 30, 2012